Exhibit 99

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9758

Contact:	FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

THE BRINK’S COMPANY REPORTS HIGHER

FOURTH-QUARTER EARNINGS

Profits Double at Brink’s, Incorporated; Up 43% at Brink’s Home Security

RICHMOND, Va., February 1, 2007 – The Brink’s Company (NYSE: BCO), a global provider of security services, reported fourth-quarter income from continuing operations of $33.1 million or 71 cents per share, up from $6.2 million or 11 cents per share in last year’s fourth quarter. The improved results were driven by substantially higher revenue and profits at both of the company’s operating units. Earnings were also boosted in comparison to the year-ago quarter by lower corporate costs and a lower effective tax rate.

Fourth-quarter revenue from continuing operations was $755.9 million, up 14% from $663.1 million in the fourth quarter of 2005. Operating profit from continuing operations more than doubled to $62.5 million, up from $24.1 million in the year-ago period.

Michael T. Dan, chairman, president and chief executive officer of The Brink’s Company, said: “Fourth-quarter earnings reflect strong performances at each of our operating units in comparison to the weak results of a year ago. Profits at Brink’s, Incorporated were driven by solid results in North America and Latin America and further improvement in Europe, where we are encouraged by recent progress in our efforts to restore margins to higher levels. In 2007, we expect Brink’s, Incorporated to sustain an annual operating margin above 7% with annual percentage revenue growth in the high single-digits.

“Fourth-quarter results at Brink’s Home Security also showed improvement over prior-year results that were constrained by several factors including Hurricane Katrina and higher costs related to installations in new residential construction markets. For 2007, our goals include achieving another year of 10% or better growth in revenue, profits and subscribers and improving the installation growth rate.

“The fourth quarter was a strong finish to a very good year for the company and its shareholders. During 2006, The Brink’s Company once again demonstrated its commitment to achieving attractive returns for shareholders by executing on a variety of strategic initiatives. In addition to delivering record earnings and cash flows, we completed the sale of our last non-core business at a price well above external expectations— generating approximately $1 billion in after-tax proceeds. We also returned more than $630 million to shareholders by repurchasing 21% of our outstanding shares, contributed $225 million to the VEBA to reinforce that buffer against our legacy liabilities, increased our dividend and reduced debt levels to enhance our capability to grow the company and the Brink’s franchise. Our share price increased more than 33% in 2006 and has risen 246% since 2002.

“We begin 2007 as a financially strong company that is sharply focused on two world-class security businesses. I am confident that we will extend our well-established track record in creating substantial value for all of our shareholders.”

Full-Year 2006 Results

Full-year 2006 revenue from continuing operations was $2.8 billion, up 11% from $2.5 billion in 2005. Full-year operating profit from continuing operations was $200.6 million, up 74% from $115.4 million in 2005. Income from continuing operations was $103.3 million or $2.05 per share in 2006 versus $42.3 million or 74 cents per share in 2005.

Business Unit Performance: Fourth-Quarter 2006 Versus 2005

Brink’s, Incorporated (“Brink’s”)

Brink’s, the company’s secure transportation and cash management unit, had fourth-quarter revenue of $642.9 million, up 14.8% from $560.1 million in 2005. Operating profit more than doubled to $53.1 million, up from a disappointing $25.2 million last year. The improved results were driven by substantially higher profits in North America, Latin America and Europe. The fourth-quarter operating profit margin was 8.3%, up from 4.5% in the year-ago quarter. The full-year operating profit margin was 7.3%, up from 5.2% in 2005.

Capital expenditures during the quarter totaled $34 million, bringing full-year capital spending to $115 million. Capital spending in 2007 at Brink’s is expected to be between $140 million and $150 million.

Brink’s North America

Fourth-quarter revenue in North America was $215.3 million, up 6.5% from $202.1 million in 2005. Operating profit increased to $17.8 million, from $10.5 million in 2005 due primarily to reduced benefit-related expenses. Operating profit margin for the quarter was 8.3%, up from a weak 5.2% last year. The full-year operating margin was 8.4%, up from 6.3% in 2005.

Brink’s International

Fourth-quarter revenue from international operations was $427.6 million, up 19.4% from $358.0 million in 2005, reflecting increases in all regions except Asia-Pacific. The weakening of the dollar caused about one-third of the revenue increase. Operating profit was $35.3 million, up from $14.7 million last year due to continuing strength in Latin America and improvement in Europe. The operating profit margin for international operations was 8.3%, up from 4.1% in last year’s fourth quarter. The full-year operating margin was 6.7%, up from 4.5% in 2005.

EMEA (Europe, Middle East, Africa) Fourth-quarter revenue for EMEA was $282.3 million, up 18.4% from $238.5 million in 2005. Operating performance showed substantial improvement over disappointing year-ago results due primarily to higher margins in France and improved operating results in Belgium and the Netherlands.

Despite the recent performance improvements, the operating environment in Europe continues to be challenging due to several factors including competitive pricing pressures, various regulatory and labor issues, and higher security threats.

Latin America Fourth-quarter revenue in Latin America increased 30.1% to $131.5 million, up from $101.1 million in 2005. Operating performance showed significant year-over-year growth due to the effect of higher revenues combined with continued strength in Venezuela and improved results in Brazil, Colombia and Argentina.

Asia-Pacific Fourth-quarter revenue in Asia-Pacific was $13.8 million, down 25% from $18.4 million in 2005. Revenue and operating profit declined due to the previously disclosed loss of a customer in Australia. The company expects that ongoing annual revenue will be reduced by approximately $10 million from 2006 levels as a result of the loss of this customer.

Brink’s Home Security (“BHS”)

Fourth-quarter revenue at BHS rose 9.7% to $113.0 million, up from $103.0 million in 2005 due primarily to continued growth in the subscriber base. BHS ended the quarter with approximately 1,125,000 subscribers, up 10.4% from the year-ago level. Monthly recurring revenue rose 13.7% to $33.1 million (see Non-GAAP Reconciliations for a reconciliation of monthly recurring revenue to reported revenue).

Operating profit was $29.0 million, up 42.9% from $20.3 million in the fourth quarter of 2005. The strong profit improvement was due primarily to continued growth in the customer base and lower costs due to several factors including reduced activity in Brink’s Home Technologies and fewer disconnects. The fourth-quarter operating profit margin was 25.7%, up significantly from 19.7% last year. The full-year operating profit margin for 2006 was 22.8% versus 22.3% in 2005.

BHS installed approximately 43,700 systems for new customers during the quarter, a year-over-year installation growth rate of 4.3%, and had approximately 17,100 disconnects. The resulting growth in the subscriber base during the quarter was approximately 26,600 customers or 2.4%. Ongoing softness in the housing market was the primary cause of the lower-than-expected installation growth rate. The installation growth rate is expected to increase during 2007 due to improved marketing efforts and a potential recovery in existing home sales. Any recovery in new home starts is unlikely to have a significant near-term impact on installations in Home Technologies operations. Despite this, the company still expects its 2007 year-over-year growth in subscribers to be close to 10%.

The annualized disconnect rate of 6.1% for the quarter improved over the year-ago rate of 8.2%. The disconnect rate in the fourth quarter of 2005 included a previously reported reduction of approximately 5,300 subscribers related to a reconciliation of subscriber accounts. The full-year disconnect rate in 2006 was 6.4% versus 2005’s 7.2%, which was higher than normal due to the impact of Hurricane Katrina.

Fourth-quarter capital expenditures at BHS totaled $41 million, bringing full-year capital spending to $164 million. Total capital spending at BHS in 2007 is expected to range from $175 million to $185 million.

Costs Related to Former Operations Included in Continuing Operations

Fourth-quarter expenses related to former operations totaled $7.3 million, up from a net $6.3 million in 2005. Year-ago costs were net of $6.4 million in gains from asset sales and liability settlements. These gains more than offset the benefit of the higher level of investment earnings in the Voluntary Employees’ Beneficiary Association trust (“VEBA”) in 2006. The VEBA is an investment vehicle used to fund the company’s obligations for company-sponsored medical coverage for former coal miners and their dependents. The VEBA had assets valued at approximately $459 million on December 31, 2006.

Minority Interest

The company has revised the presentation of minority interest from a deduction in arriving at income before income taxes to a reduction in earnings after taxes.

Taxes

After giving effect to the change in presentation of minority interest, the effective income tax rate of 36% for the fourth quarter of 2006 was well below the year-ago rate. The 53% effective tax rate recorded in the fourth quarter of 2005 was unusually high due to the recording of taxes on repatriated dividends under the American Jobs Creation Act of 2004 and a higher level of losses in units where the use of tax benefits from operating losses was not considered to be likely. Based on current projections, the company expects the annual effective tax rate for 2007 to be in a range between 39% and 41%.

Recent Events

On December 20, 2006, the Tax Relief and Health Care Act of 2006 (the “Act”) was signed into law. The Act provided funding relief for certain obligations imposed by the Coal Industry Retiree Health Benefit Act of 1992 (the “Health Benefit Act”) that were related to the health care and death benefits of former coal miners who were not eligible for such benefits under contractual agreements with the company.

The funding relief will be phased in over the next four years. Based on preliminary actuarial information, the company estimates its cash payments related to these obligations will approximate: $6 million in 2007, $4 million in 2008, $2 million in 2009, $1 million in 2010 and $0.3 million or less annually thereafter. The estimated $149.4 million reduction in liability has been recorded as a pretax gain from discontinued operations in the fourth quarter of 2006. There is no impact on income from continuing operations.

The new law does not affect obligations related to company-sponsored retiree medical plans for miners employed by the company’s former coal operations. The company has established a VEBA to fund these obligations. The VEBA had assets valued at approximately $459 million on December 31, 2006. The company elected to begin using the assets of the VEBA to fund benefit payments beginning January 1, 2007.

On January 25, The Brink’s Company’s board of directors declared a regular quarterly dividend of 6.25 cents per share payable on March 1 to shareholders of record as of February 5.

Discontinued Operations

Fourth-quarter income from discontinued operations was $93.5 million or $2.00 per share versus $46.9 million or 81 cents per share in the fourth quarter of 2005.

Net Income

Fourth-quarter net income, which includes results from continuing and discontinued operations, was $126.6 million or $2.71 per share versus $47.7 million or 83 cents per share in 2005.

This release contains both historical and forward-looking information. Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information. Forward-looking information in this document includes, but is not limited to, statements regarding business improvement in Europe, expected revenue growth and profit for The Brink’s Company and its subsidiaries in 2007, including Brink’s annual operating margin and subscriber and installation growth at BHS, business growth and the exploration of new strategic opportunities, estimated capital expenditures for 2007, the impact of the loss of a Brink’s customer in Australia, the anticipated effective tax rate for 2007, anticipated changes in the company’s estimated liability related to the Health Benefit Act and the estimated payout period for annual Health Benefit Act Obligations. The forward-looking information in this document is subject to known and unknown risks, uncertainties and contingencies that could cause actual results to differ materially from those that are anticipated.

These risks, uncertainties and contingencies, many of which are beyond the control of The Brink’s Company and its subsidiaries, include, but are not limited to the ability to identify and execute further cost and operational improvements in the core businesses, the ability of the businesses to meet demand appropriately, domestic and international demand for services of the subsidiaries of The Brink’s Company, pricing and other competitive factors, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer, positions taken by insurers with respect to claims made and the financial condition of insurers, Brink’s loss experience, costs associated with insurance, IT and other ongoing contractual obligations, the willingness of police departments to respond to alarms, the number of household moves, the level of new home construction, costs associated with the operation of the new Knoxville facility (including the ability to retain qualified personnel at reasonable costs), labor relations, safety and security performance, the company’s ability to identify strategic opportunities and integrate them successfully, Brink’s ability to adjust operationally to the loss of a customer in Australia, the company’s tax position, the determination of taxes owed from the BAX Global sale and offsets to those taxes in addition to the company’s tax credit carryforwards, the tax impact of various possible uses of the remaining proceeds from the BAX Global sale, changes to the number of Health Benefit Act plan participants and their dependents, actual medical expenses related to benefits, the funding and benefit levels of Health Benefit Act plans, changes in mortality rates of Health Benefit Act plan participants and their dependants, the cash, debt position and growth needs of the company, the funding levels and investment performance of the company’s pension plans, retirement experience, changes in mortality and morbidity assumptions, changes in employee obligations, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, fuel prices, changes in inflation rates (including medical inflation) and interest rates and new laws and government regulations. The information included in this release is representative only as of the date of this release, and The Brink’s Company undertakes no obligation to update any information contained in this release.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is a global leader in security-related services that operates two businesses: Brink’s, Incorporated and Brink’s Home Security. Brink’s, Incorporated is the world’s premier provider of secure transportation and cash management services. Brink’s Home Security is one of the largest and most successful residential alarm companies in North America. For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

Conference Call

The Brink’s Company will host a conference call today, February 1, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing (877) 407-0778 (domestic) or (201) 689-8565 (international), or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through February 15, 2007, by calling (877) 660-6853 (domestic) or (201) 612-7415 (international). The conference account number is 286 and the conference ID for the replay is 227861. A webcast replay will also be available at www.brinkscompany.com.

THE BRINK’S COMPANY

and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions, except per share amounts)	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Revenues	$755.9	663.1	2,837.6	2,549.0

Expenses:
Operating expenses	568.5	529.2	2,176.1	2,041.8
Selling, general and administrative expenses	125.8	116.1	466.8	406.8

Total expenses	694.3	645.3	2,642.9	2,448.6
Other operating income, net	0.9	6.3	5.9	15.0

Operating profit	62.5	24.1	200.6	115.4

Interest expense	(2.4)	(4.6)	(13.2)	(18.6)
Interest and other income, net	2.8	2.2	16.9	9.3

Income from continuing operations before income taxes and minority interest	62.9	21.7	204.3	106.1
Provision for income taxes	22.7	11.5	82.7	49.5

Income from continuing operations before minority interest	40.2	10.2	121.6	56.6
Minority interest	(7.1)	(4.0)	(18.3)	(14.3)

Income from continuing operations	33.1	6.2	103.3	42.3

Income from discontinued operations, net of income taxes	93.5	46.9	483.9	105.5
Cumulative effect of change in accounting principle, net of income taxes	—	(5.4)	—	(5.4)

Net income	$126.6	47.7	587.2	142.4

Basic earnings per common share:
Continuing operations	$0.72	0.11	2.07	0.75
Discontinued operations	2.02	0.82	9.69	1.88
Cumulative effect of change in accounting principle	—	(0.09)	—	(0.10)
Net Income	2.74	0.84	11.75	2.53

Diluted earnings per common share:
Continuing operations	$0.71	0.11	2.05	0.74
Discontinued operations	2.00	0.81	9.59	1.85
Cumulative effect of change in accounting principle	—	(0.09)	—	(0.09)
Net Income	2.71	0.83	11.64	2.50

Weighted-average common shares outstanding:
Basic	46.2	57.0	50.0	56.3
Diluted	46.7	57.8	50.5	57.0

THE BRINK’S COMPANY

and Subsidiaries

(Unaudited)

(In millions)	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Segment Information
Revenues:
Brink’s	$642.9	560.1	2,398.6	2,156.9
Brink’s Home Security	113.0	103.0	439.0	392.1

Revenues	$755.9	663.1	2,837.6	2,549.0

Operating profit:
Brink’s	$53.1	25.2	175.2	111.9
Brink’s Home Security	29.0	20.3	100.3	87.4

Business segments	82.1	45.5	275.5	199.3
Former operations	(7.3)	(6.3)	(26.5)	(39.2)
Corporate	(12.3)	(15.1)	(48.4)	(44.7)

Operating profit	$62.5	24.1	200.6	115.4

Supplemental Financial Information

Brink’s:
Revenues:
North America	$215.3	202.1	830.0	778.2
International	427.6	358.0	1,568.6	1,378.7

Revenues	$642.9	560.1	2,398.6	2,156.9

Operating profit:
North America	$17.8	10.5	69.9	49.4
International	35.3	14.7	105.3	62.5

Operating profit	$53.1	25.2	175.2	111.9

Brink’s Home Security:
Revenues	$113.0	103.0	439.0	392.1
Operating profit:
Recurring services	$49.8	40.0	184.3	167.5
Investment in new subscribers	(20.8)	(19.7)	(84.0)	(80.1)

Operating profit	$29.0	20.3	100.3	87.4

Monthly recurring revenues (a)			$33.1	29.1
Annualized disconnect rate	6.1%	8.2%	6.4%	7.2%
Number of subscribers (in thousands):
Beginning of period	1,098.3	997.8	1,018.8	921.4
Installations	43.7	41.9	175.0	167.3
Disconnects	(17.1)	(20.9)	(68.9)	(69.9)

End of period	1,124.9	1,018.8	1,124.9	1,018.8
Average number of subscribers	1,112.2	1,011.1	1,072.5	972.8

(a)	See “Non-GAAP Reconciliations” below.

THE BRINK’S COMPANY

and Subsidiaries

Supplemental Financial Information (continued)

(Unaudited)

COSTS OF FORMER OPERATIONS INCLUDED IN CONTINUING OPERATIONS

(In millions)	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Company-sponsored postretirement benefits other than pensions	$2.9	8.6	13.1	35.2
Black lung	0.9	1.0	3.7	4.1
Pension	1.2	1.1	4.0	4.5
Administrative, legal and other expenses, net	2.6	2.0	7.0	7.2
Gains on sale of property and equipment and other income (a)	(0.3)	(6.4)	(1.3)	(11.8)

Costs of former operations	$7.3	6.3	26.5	39.2

(a)	The company recognized pretax gains of $2.8 million in the third quarter of 2005 and $3.0 million in the fourth quarter of 2005 related to the 2003 sale of its West Virginia coal operations. In addition, the company recognized a $3.1 million pretax gain in the fourth quarter of 2005 from the settlement of royalty obligations for former Kentucky coal operations.

INCOME FROM DISCONTINUED OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
(In millions)	2006	2005	2006	2005
BAX Global:
Gain on sale (a)	$(1.0)	(2.8)	586.7	(2.8)
Results of operations (a)	—	43.9	7.0	86.8
Adjustments to contingent liabilities of former operations:
Health Benefit Act liabilities (b)	149.4	2.3	148.3	2.3
Withdrawal liabilities (c)	—	—	9.9	6.1
Litigation settlement gain (d)	—	15.1	—	15.1
Reclamation liabilities	0.1	(1.4)	0.6	(6.2)
Other	(2.5)	0.2	(1.2)	0.5

Income from discontinued operations before income taxes	146.0	57.3	751.3	101.8
Benefit (provision) for income taxes (e)	(52.5)	(10.4)	(267.4)	3.7

Income from discontinued operations	$93.5	46.9	483.9	105.5

(a)	The results of BAX Global’s operations are included in the company’s income from discontinued operations through January 31, 2006, the date of the sale. BAX Global’s results exclude depreciation charges of $3.3 million in the one month ended January 31, 2006, and $4.9 million in the fourth quarter of 2005 in accordance with SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”
(b)	The “Tax Relief and Health Care Act of 2006” was enacted in the fourth quarter of 2006, resulting in a significant reduction in estimated future premiums owed to the UMWA Combined Benefit Fund.
(c)	In the second quarter of 2006, the company settled its withdrawal liabilities related to its participation in two coal industry multi-employer pension plans and made final payments of $20.4 million to the plans in July 2006.
(d)	The company reached an agreement with the U.S. government in the fourth quarter of 2005 related to refunds of prior-year Federal Black Lung Excise Tax payments. The company received the refunds of $15.1 million in 2006.
(e)	In the third quarter of 2005, the company finalized discussions with the Internal Revenue Service regarding tax credit carryforwards related to the former natural resource businesses and recognized a $27.4 million tax benefit.

THE BRINK’S COMPANY

and Subsidiaries

Supplemental Financial Information (continued)

(Unaudited)

SELECTED CASH FLOW INFORMATION

(In millions)	Three Months Ended December 31,		Years Ended December 31,
	2006	2005	2006	2005
Depreciation and amortization:
Brink’s	$24.5	23.4	96.0	90.5
Brink’s Home Security	17.9	15.2	67.6	58.1
Corporate	0.2	0.3	0.7	0.7

Depreciation and amortization	$42.6	38.9	164.3	149.3

Capital expenditures:
Brink’s	$34.1	35.7	115.1	109.0
Brink’s Home Security (a)	40.6	42.5	163.9	162.2
Corporate	—	—	0.3	0.5

Capital expenditures	$74.7	78.2	279.3	271.7

(a)	Capital expenditures at BHS in the fourth quarter of 2006 include $0.1 million ($6.1 million for the year ended December 31, 2006) for the development and start-up of the new Knoxville, Tennessee, monitoring facility. BHS expenditures in the fourth quarter of 2005 include $5.1 million ($7.4 million for the year ended December 31, 2005) related to the Knoxville facility. Capital expenditures at BHS in the first quarter of 2005 also include $10.2 million for the purchase of BHS’s headquarters in Irving, Texas. The Texas facility was previously leased.

Other Brink’s Home Security cash flow information:
Impairment charges from subscriber disconnects	$11.4	12.3	47.1	45.2
Amortization of deferred revenue	(7.6)	(7.8)	(31.2)	(29.5)
Deferral of subscriber acquisition costs (current year payments)	(5.9)	(6.0)	(24.4)	(22.9)
Deferral of revenue from new subscribers (current year receipts)	11.4	10.5	44.9	40.7

CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(In millions)	Year Ended December 31, 2006
Balance as of December 31, 2005	$837.5
Net income	587.2
Shares repurchased	(633.1)
Dividends	(10.1)
Stock-based compensation (a)	46.7
Other (b)	(74.4)

Balance as of December 31, 2006	$753.8

(a)	Includes shares issued, compensation expense, and excess tax benefit.
(b)	Includes other comprehensive income and adoption of Statement of Financial Accounting Standard 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statements No. 87, 88, 106, and 132(R).”

THE BRINK’S COMPANY

and Subsidiaries

NON-GAAP RECONCILIATIONS

(Unaudited)

Monthly Recurring Revenues

A reconciliation of monthly recurring revenues to reported Brink’s Home Security revenues follows:

	Years Ended December 31,
(In millions)	2006	2005
December:
Monthly recurring revenues (“MRR”) (a)	$33.1	29.1
Amounts excluded from MRR:
Amortization of deferred revenue	2.5	3.3
Other revenues (b)	2.1	2.5

Revenues on a GAAP basis	$37.7	34.9

Revenues (GAAP basis):
December	$37.7	34.9
January - November	401.3	357.2

January - December	$439.0	392.1

(a)	MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.
(b)	Revenues that are not pursuant to monthly contractual billings.

The company uses MRR as one factor in the evaluation of BHS’ performance and believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a monitored security business produces. This supplemental non-GAAP information should be viewed in conjunction with the company’s consolidated statements of operations.

Net Debt reconciled to GAAP measures

	December 31,
(In millions)	2006	2005
Short-term debt and current maturities of long-term debt	$43.9	61.0
Long-term debt	126.3	251.9

Debt	170.2	312.9
Less cash and cash equivalents	(137.2)	(96.2)

Net Debt	$33.0	216.7

Net Debt is utilized by management as a measure of the company’s financial leverage and the company believes that investors also may find Net Debt to be helpful in evaluating the financial leverage of the company. This supplemental non-GAAP information should be viewed in conjunction with the company’s consolidated balance sheets in the company’s report on Form 10-K for the year ended December 31, 2006.

THE BRINK’S COMPANY

and Subsidiaries

NON-GAAP RECONCILIATIONS (continued)

(Unaudited)

Brink’s, Incorporated Organic Revenue Growth

(In millions)	Three Months Ended December 31,	% change from 2005	Year Ended December 31,	% change from 2005
2005 revenues	$560.1	N/A	$2,156.9	N/A
Effects on revenue of acquisitions and dispositions, net	7.8	1	41.2	2
Effects on revenue of changes in currency exchange rates	24.7	5	27.9	1
Organic Revenue Growth	50.3	9	172.6	8

2006 revenues	$642.9	15	$2,398.6	11

The supplemental Brink’s, Incorporated Organic Revenue Growth information presented above is non-GAAP financial information that management uses to evaluate results of existing operations without the effects of acquisitions, dispositions and changes in currency exchange rates. The company believes that this information may be helpful to investors in understanding the performance of the company’s operations. The limitation of this measure is that the effects of acquisitions, dispositions and changes in values of foreign currencies cannot be completely separated from changes in prices and volumes of a unit’s base business. This supplemental non-GAAP information does not affect net income or any other reported amounts. This supplemental non-GAAP information should be viewed in conjunction with the company’s consolidated statements of operations.

THE BRINK’S COMPANY

and Subsidiaries

SUMMARY OF LEGACY LIABILITIES AND ASSETS

(Unaudited)

(In millions)	December 31, 2006
Legacy liabilities:
Company-sponsored retiree medical
Before Medicare subsidy and VEBA	$631.6
Medicare subsidy value	(60.7)
VEBA	(459.3)

Company-sponsored retiree medical	111.6

Health Benefit Act (a)	19.2
Black lung	46.7
Workers’ compensation	22.8
Advance minimum royalties	8.5
Reclamation	4.1

Legacy liabilities	$212.9
Legacy assets:
Other (b)	$10.6
Deferred tax assets (c)	95.8

(a)	Health Benefit Act liabilities are accounted for in accordance with EITF 92-13, “Accounting for Estimated Payments in Connection with the Coal Industry Retiree Health Benefit Act of 1992” and, accordingly, the company has accrued the undiscounted estimate of its projected obligation. Changes made in 2006 to the 1992 law under which benefits are paid materially reduced the company’s estimate of its liability. The company uses various assumptions to estimate its liability to The United Mine Workers of America Combined Fund for future annual premiums, including the number of assigned and unassigned beneficiaries in future periods and medical inflation.
(b)	“Other Assets” in the table is primarily a receivable from the state of Virginia related to tax benefits earned because of coal produced in prior years. The company expects to receive approximately $8 million in 2007 and $1 million in each of 2008 and 2009.
(c)	The company has not yet taken deductions in its tax returns for most of the retained liabilities associated with the former coal business, and has recorded a deferred tax asset for this future benefit for these temporary differences in book and tax bases. This amount is a component of the company’s consolidated deferred tax assets. It excludes tax credit carryforwards generated by the former coal businesses.

THE BRINK’S COMPANY

and Subsidiaries

OTHER

Value-added taxes (“VAT”) and customs duties

During 2004, the company determined that one of its non-U.S. Brink’s business units had not paid customs duties and VAT with respect to the importation of certain goods and services. The company was advised that civil and criminal penalties could be asserted for the non-payment of these customs duties and VAT. Although no penalties have been asserted to date, they could be asserted at any time. The business unit has provided the appropriate government authorities with an accounting of unpaid customs duties and VAT and has made payments covering its calculated unpaid VAT. The company believes that the range of reasonably possible losses is between $0.4 million and $3.0 million for potential penalties on unpaid VAT and has accrued $0.4 million. The company believes that the range of possible losses for unpaid customs duties and associated penalties, none of which has been accrued, is between $0 and $35 million. The company believes that the assertion of the penalties on unpaid customs duties would be excessive and would vigorously defend against any such assertion. The company does not expect to be assessed interest charges in connection with any penalties that may be asserted. The company continues to diligently pursue the timely resolution of this matter and, accordingly, the company’s estimate of the potential losses could change materially in future periods. The assertion of potential penalties may be material to the company’s financial position and results of operations.

Tax Estimates

The financial information set forth in this release, including tax-related items, reflects estimates based on information available at this time. While The Brink’s Company believes these estimates to be appropriate, these amounts could differ materially from actual reported amounts in The Brink’s Company’s Form 10-K for the year ended December 31, 2006. In particular, determining The Brink’s Company’s actual tax balances and provisions as of December 31, 2006, and for the year then ended requires extensive internal and external review of tax data (including consolidating and reviewing the tax provisions of numerous domestic and foreign entities) which is being completed in the ordinary course of preparing The Brink’s Company’s Form 10-K.

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